FORM 4

[  ] Check this box if no                  ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16. Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number:               3235-0287
     continue. See Instruction 1(b)         Expires:           January 31, 2005
                                            Estimated average burden
                                            hours per response              0.5
                                            ------------------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

Schellenger                      Norman                          D.
--------------------------------------------------------------------------------
(Last)                          (First)                         (MI)

1787 Sentry Parkway West, Building 18, Suite 440
--------------------------------------------------------------------------------
(Street)

Blue Bell                            PA                       19422
--------------------------------------------------------------------------------
(City)                             (State)                    (Zip)

--------------------------------------------------------------------------------
 2. Issuer Name and Ticker or Trading Symbol

InKine Pharmaceutical Company, Inc. (INKP)
--------------------------------------------------------------------------------
 3. I.R.S. Identification Number
    of Reporting Person, if an entity (Voluntary)

--------------------------------------------------------------------------------
 4. Statement for Month/Day/Year       |  5. If Amendment, Date of
                                       |     Original (Month/Day/Year)
    November 11, 2002                  |
                                       |
--------------------------------------------------------------------------------
 6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

        [  X  ]  Director                    [   ]  10% Owner

        [     ]  Officer                     [   ]  Other (specify below)
                (give title below)

--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

        ____X___ Form filed by One Reporting Person
        ________ Form filed by More than One Reporting Person
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             |  2. Trans-   | 2A.        | 3. Transaction Code     | 4. Securities Acquired (A) or
   (Instr. 3)                    |     action   | Deemed     |    (Instr. 8)           |    Disposed of (D)
                                 |     Date     | Execution  |                         |    (Instr. 3, 4 and 5)
                                 |     (Month/  | Date, if   |                         |
                                 |      Day/    | any        |                         |
                                 |      Year)   | (Month/    |                         |
                                 |              |  Day/      |                         |
                                 |              |  Year)     |                         |
                                 |              |            |                         |
                                 |              |            |                         |
                                 |              |            |                         |
------------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |    Code   |     V       |     Amount     |  (A)or  |    Price
                                 |              |            |           |             |                |   (D)   |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |              |            |           |             |                |         |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                    |    Beneficially Owned     |    Direct (D) or        |    Ownership (Instr. 4)
                                 |    Following Reported     |    Indirect (I)         |
                                 |    Transaction(s)         |    (Instr. 4)           |
                                 |    (Instr. 3 and 4)       |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
===================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction
   4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                 SEC 1474 (3-99)

-------------------------------------------------------------------------------
TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative   | 2. Conversion or    | 3. Transaction Date | 3A. Deemed     | 4. Transaction | 5. Number of Derivative
   Security (Instr. 3)   |    Exercise Price   |    (Month/Day/Year) |     Execution  |    Code (Instr.|    Securities Acquired
                         |    of Derivative    |                     |     Date, if   |    8)          |    (A) or Disposed of
                         |    Security         |                     |     any        |                |    (D) (Instr. 3, 4 and 5)
                         |                     |                     |     (Month/    |                |
                         |                     |                     |      Day/Year) |                |
-----------------------------------------------------------------------------------------------------------------------------------
                         |                     |                     |                | Code   |   V   |     (A)     |    (D)
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option             |       $1.60         |       11/11/02      |                |   A    |       |    25,000   |
(Right to buy)           |                     |                     |                |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                         |                     |                     |                |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                         |                     |                     |                |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                         |                     |                     |                |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                         |                     |                     |                |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                         |                     |                     |                |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                         |                     |                     |                |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                         |                     |                     |                |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                         |                     |                     |                |        |       |             |
-----------------------------------------------------------------------------------------------------------------------------------
                         |                     |                     |                |        |       |             |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 and 4)       |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option (Right to buy)      |   (FN1)       |   11/10/07   |  Common Stock  |      25,000         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
===================================================================================================================================

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 9. Number of Derivative       | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially    |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned Following Reported   |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    Transactions(s) (Instr. 4) |                                      |
------------------------------------------------------------------------------------------------------------------------------------
Stock Option (Right to buy)      |          25,000               |                 D                    |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                               |                                      |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                               |                                      |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                               |                                      |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                               |                                      |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                               |                                      |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                               |                                      |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                               |                                      |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                               |                                      |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                               |                                      |
====================================================================================================================================

Explanation of Responses:

(FN1) On the Transaction Date, the Issuer granted the Reporting Person options to buy 25,000 shares of Common Stock of the Issuer. These options will vest as follows: 5,000 immediately, 5,000 one year after the Transaction Date, 5,000 two years after the Transaction Date, 5,000 three years after the Transaction Date, and 5,000 four years after the Transaction Date.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.


/s/ Robert F. Apple                                    November 21, 2002
------------------------------------                   -----------------
 **Signature of Reporting Person                            Date
    Robert F. Apple
    as attorney-in-fact for
    Norman D. Schellenger